Exhibit 99.1

Capitalization

The following table sets forth the Company’s cash and cash equivalents and capitalization as of September 30, 2008 both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to this offering and the use of proceeds from this offering (but not to the retirement of any of the Sterling Notes). You should read this table in conjunction with “Use of Proceeds” above and with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2007 10-K and the third quarter 2008 10-Q and incorporated by reference in this offering memorandum.

	As of September 30, 2008
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$325	$616

Long-term debt and capital lease obligations, including current portion:
Senior secured term loans	$5,205	$5,205
Revolving credit facility(2)	195	195
11 5/8% Senior Notes due 2014 offered hereby(3)	—	297
10% Senior Notes due 2014(4)	869	869
9% Senior Notes due 2014(5)	211	211
12 1/2% Senior Subordinated Discount Notes due 2016	761	761
11 1/8% Senior Discount Notes due 2016(6)	356	356
Euro and GBP Medium Term Notes(7)	671	671
Other long-term debt	7	7
Capital lease obligations	125	125

Total long-term debt and capital lease obligations, including current portion(8)	8,400	8,697
Total shareholders’ equity	3,857	3,857

Total capitalization	$12,257	$12,554

(1)	Adjusted to include net proceeds from this offering. If we were to use proceeds from this offering to retire Sterling Notes and to pay related obligations, cash and cash equivalents would be reduced by the amount used to retire the Sterling Notes and to pay related obligations.

(2)	Does not include approximately $5 million of outstanding letters of credit. Our revolving credit facility provides for additional availability of $488 million as of September 30, 2008. As of the date of this offering memorandum, we had $295 million of borrowings outstanding, with additional availability of $388 million.

(3)	$330 million face amount.

(4)	$870 million face amount.

(5)	Debt is denominated in Euros and has an aggregate outstanding principal amount of €150 million.

(6)	Debt is denominated in Euros and has an aggregate outstanding principal amount at maturity of €343 million.

(7)	Of the debt issued pursuant to our Euro Medium Term Note program, (i) the portion comprised of the Sterling Notes is denominated in British pounds, with an aggregate outstanding principal amount of £250 million, (ii) a portion is denominated in Euros, with an aggregate outstanding principal amount of €130 million, and (iii) a portion is denominated in Japanese yen, with an aggregate outstanding principal amount of ¥4,000 million. We may use proceeds of this offering to retire a portion of the Sterling Notes and to pay related obligations; however, the “as adjusted” amount set forth above does not reflect any such retirement. Because we would be required to pay certain obligations related to the Sterling Notes in connection with any retirement thereof, the amount of any Sterling Notes retired with the net proceeds from this offering would not have a dollar-for-dollar relationship with such net proceeds.

(8)	Excludes short-term debt in the amount of $3 million and bank overdrafts in the amount of $64 million.